As filed with the Securities and Exchange Commission on September 30, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ContraFect Corporation

(Exact name of Registrant as specified in its charter)

Delaware	39-2072586
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

28 Wells Avenue, Third Floor

Yonkers, New York 10701

(914) 207-2300

(Address of principal executive offices) (Zip code)

ContraFect Corporation Amended and Restated 2008 Equity Incentive Plan

ContraFect Corporation 2014 Omnibus Incentive Plan

(Full title of the plans)

Julia P. Gregory

Chief Executive Officer

ContraFect Corporation

28 Wells Avenue, Third Floor

Yonkers, New York 10701

(914) 207-2300

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

With copies to:

Jonathan DeSantis, Esq.

Christopher M. Forrester, Esq.

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Telephone: (212) 848-4000

Fax: (646) 848-5085

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share
– 2014 Omnibus Incentive Plan	1,214,285 (2)(3)	$6.00 (5)	$7,285,710	$938.40
– Amended and Restated 2008 Equity Incentive Plan	2,143,985 (4)	$4.07 (6)	$8,726,019	$1,123.91
Total	3,358,270		$16,011,729	$2,062.31

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of ContraFect Corporation (the “Registrant”) that become issuable under the Amended and Restated 2008 Equity Incentive Plan (the “2008 Plan”) and the 2014 Omnibus Incentive Plan (the “2014 Plan” and together with 2008 Plan, the “Plans”) set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s common stock.
(2)	Represents shares of the Registrant’s common stock reserved for future issuance under the 2014 Plan. Pursuant to the terms of the 2014 Plan, any shares subject to outstanding awards originally granted under the 2008 Plan that expire or terminate, or are forfeited for any reason prior to exercise or settlement shall become available for issuance pursuant to share awards granted under the 2014 Plan, subject to certain limitations.
(3)	The number of shares reserved for issuance under the 2014 Plan will automatically increase on January 1st each year, starting on January 1, 2015 and continuing through and including January 1, 2024, by the lesser of (a) four percent (4%) of the total number of shares of the Registrant’s common stock outstanding on December 31st of the immediately preceding calendar year and (b) a number determined by the Registrant’s board of directors.
(4)	Represents shares of the Registrant’s common stock reserved for issuance pursuant to stock awards outstanding under the 2008 Plan as of the date of this Registration Statement.
(5)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $6.00, the price per unit of Registrant’s securities as listed on the cover of the prospectus in the Registrant’s Registration Statement on Form 424(b) filed on July 29, 2014.
(6)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price for shares of the Registrant’s common stock subject to outstanding options granted pursuant to the 2008 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of ContraFect Corporation’s 2014 Omnibus Incentive Plan Option Agreement, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

ITEM 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by ContraFect Corporation (the “Registrant”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a) The Registrant’s prospectus filed on July 29, 2014 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the Registration Statement on Form S-1, originally filed on April 18, 2014, as amended (File No. 333-195378), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) The description of the Registrant’s securities which is contained in a registration statement on Form S-1/A filed on July 1, 2014 (File No. 333-195378) under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description, and incorporated by reference in a registration statement on Form 8-A filed on July 28, 2014.

(c) All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Registrant’s amended and restated certificate of incorporation provides that to the fullest extent permitted by the DGCL, none of the Registrant’s directors shall be liable to our company or the Registrant’s stockholders for monetary damages arising from a breach of fiduciary duty owed to the Registrant or the Registrant’s stockholders. In addition, the Registrant’s second amended and restated bylaws provide that the Registrant must indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The Registrant has entered into indemnity agreements with each of its directors and executive officers in which the Registrant agrees to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of the Registrant or any of its subsidiaries.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, the Registrant’s amended and restated certificate of incorporation, the Registrant’s amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

The Registrant expects to maintain standard policies of insurance that provide coverage (1) to the Registrant’s directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that the Registrant may make to such directors and officers.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

See attached Exhibit Index.

ITEM 9.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Yonkers, State of New York, on September 30, 2014.

ContraFect Corporation

By:	/s/ Julia P. Gregory
Julia P. Gregory
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints JULIA P. GREGORY and MICHAEL MESSINGER, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Julia P. Gregory Julia P. Gregory	Chief Executive Officer and Director (Principal Executive Officer) (Principal Financial Officer)	September 30, 2014

/s/ Michael Messinger Michael Messinger	Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	September 30, 2014

/s/ Sol Barer, Ph.D. Sol Barer, Ph.D.	Chairman of the Board	September 30, 2014

/s/ Isaac Blech Isaac Blech	Director	September 30, 2014

/s/ David N. Low, Jr. David N. Low, Jr.	Director	September 30, 2014

/s/ Michael J. Otto, Ph.D. Michael J. Otto, Ph.D.	Director	September 30, 2014

/s/ Roger Pomerantz, M.D., F.A.C.P. Roger Pomerantz, M.D.	Director, Vice Chairman	September 30, 2014

/s/ David A. Scheinberg, M.D., Ph.D. David A. Scheinberg, M.D., Ph.D.	Director	September 30, 2014

/s/ Cary W. Sucoff Cary W. Sucoff	Director	September 30, 2014

EXHIBIT INDEX

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

4.1(1)	Revised Amended and Restated Certificate of Incorporation of ContraFect Corporation

4.2(2)	Second Amended and Restated Bylaws of ContraFect Corporation

4.3(3)	Form of Common Stock Certificate of ContraFect Corporation

5.1*	Opinion of Shearman & Sterling LLP

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2*	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm

23.3*	Consent of Shearman & Sterling LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included in this Registration Statement under “Signatures”)

99.1(4)	ContraFect Corporation Amended and Restated 2008 Equity Incentive Plan and Form of Stock Option Agreement and Notice of Exercise

99.2(5)	ContraFect Corporation 2014 Omnibus Incentive Plan

99.3*	ContraFect Corporation 2014 Omnibus Incentive Plan Form of Stock Option Grant Notice, Option Agreement and Notice of Exercise

*	Filed herewith.
(1)	Filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on July 25, 2014, and incorporated by reference herein.
(2)	Filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on July 3, 2014, and incorporated by reference herein.
(3)	Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A, filed with the Securities and Exchange Commission on July 3, 2014, and incorporated by reference herein.
(4)	Filed as Exhibits 10.11 and 10.12 to the Registrant’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on April 18, 2014, and incorporated by reference herein.
(5)	Filed as Exhibit 10.14 to the Registrant’s Registration Statement on Form S-1/A, filed with the Securities and Exchange Commission on July 1, 2014, and incorporated by reference herein.